ND Tax-Free Fund		Last updated:	6/29/2009

Total Shares Outstanding on record date (5/11/09)		1,700,688.487
Shares needed to attain quorum (50% + 1)		850,345,244

PROPOSAL 1:

To approve the agreement and plan of reorganization providing for (i) the acquisition of all of the stated assets of the ND Fund by the Viking Tax-Free Fund for North Dakota (the "Viking-North Dakota Fund") in exchange solely for shares of the Viking-North Dakota Fund and the assumption of all stated liabilities of the ND Fund by the Viking-North Dakota Fund, (ii) the distribution of the shares received from the Viking-North Dakota Fund proportionately to the ND Fund's shareholders, and (iii) the subsequent liquidation and dissolution of the ND Fund.

Vote Tally:
	# of Shares "For"	# of Shares "Against"	# of Shares "Abstained"

Broadridge (Level 3 accounts)	153,144.000	1,001.000	11,019.000

Integrity (non-Level 3 accounts)	748,185.914	67,513.957	97,309.405
Total For/Against/Abstained	901,329.914	68,514.957	108,328.405
Total shares voted	1,078,173.276

Calculation of % Received:
	Shares	% of Total
For	901,329.914	83.60%
Against	68,514.957	6.35%
Abstain	108,328,.405	10.05%
Total Shares Voted	1,078,173.276
Percentage of Shares Voted		63.40%
Additional shares needed for quorum		-227,828.032